Exhibit 99.2

CONSENT

I, Mark R. Nesselroad, hereby consent to being named in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by United Bankshares, Inc. (“United”) with the Securities and Exchange Commission, in connection with the Agreement and Plan of Reorganization dated as of December 15, 2010 between United and Centra Financial Holdings, Inc. (the “Agreement”), as a person who will become a director of United following consummation of the transactions contemplated by the Agreement.

/s/    Mark R. Nesselroad

        Mark R. Nesselroad

Dated: March 17 , 2011